EXHIBIT 99.1

Tarragon Corporation Completes Follow-On Private Placement of $12 Million Senior Convertible Notes Through Lazard Frères & Co. LLC

     NEW YORK, Nov. 19 /PRNewswire-FirstCall/ — Tarragon Corporation (NASDAQ: TARR) announced today that it has completed the sale of an additional $12 million principal amount of 8.00 percent senior convertible notes due 2009 (“convertible notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) at 101-1/2 plus accrued interest in which Lazard Freres & Co. LLC acted as initial purchaser. In September, the Company sold an aggregate of $50 million of identical notes, which will be treated as a single class with the notes currently being offered.

     The convertible notes are senior unsecured obligations of the Company, convertible into shares of the Company’s common stock at a conversion price of $18.36 per share, subject to adjustment on the occurrence of certain events. The net proceeds from the offering will be used for the repayment of certain outstanding indebtedness and for general corporate purposes, including acquisitions and investments in joint ventures.

     This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to or an exemption from the registration requirements of the Securities Act and applicable state laws.

About Tarragon Corporation

     Tarragon Corporation is a leading homebuilder specializing in the development and marketing of residential communities and a real estate investor, which owns and operates an investment portfolio of approximately 14,000 apartments and 1.4 million square feet of commercial space.

     Except for the historical information contained herein, information set forth in this news release may contain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and variations of such words and similar expressions that indicate future events and trends are intended to identify such forward-looking statements, which include, but are not limited to, projections of revenues, earnings, segment performance, cash flows, and contract awards. These forward-looking statements are subject to risks and uncertainties, which could cause the company’s actual results or performance to differ materially from those expressed or implied in such statements. The company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement. For additional information about the company and its various risk factors, please see the company’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

Contact:	Allen & Caron Inc	or	Tarragon Corporation
	Michael Lucarelli (investors)		William S. Friedman
	(212) 691-8087		(212) 949-5000
	m.lucarelli@allencaron.com		wfriedman@tarragoncorp.com

or

Len Hall (media)
(949) 474-4300
len@allencaron.com

SOURCE	Tarragon Corporation
Web Site:	http://www.tarragoncorp.com

Exhibit 99.1 - Page 1